Exhibit 99.1

                                                 NEWS

Charter Announces Completion of Tender Offers

St. Louis, Missouri – February 15, 2012 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today announced the final results of the previously announced cash tender offers for the Charter Communications Operating, LLC (“Charter Operating”) 8.00% Senior Second Lien Notes due 2012 (“2012 Notes”), the Charter Operating 10.875% Senior Second Lien Notes due 2014 (“2014 Notes”) and the CCH II, LLC (“CCH II”) 13.50% Senior Notes due 2016 (“2016 Notes” and, together with the 2012 Notes and the 2014 Notes, the “Notes”) commenced January 11, 2012 for the outstanding debt securities listed below, at an aggregate purchase price, including the tender premium, up to the amended amount of $1.01 billion (the “Maximum Purchase Price”). The tender offers expired at 11:59 PM EST, on February 14, 2012 (the “Expiration Date”).
As of the Expiration Date, approximately $300 million aggregate principal amount of the 2012 Notes, $294 million aggregate principal amount of the 2014 Notes and $334 million aggregate principal amount of the 2016 Notes were validly tendered. The amounts tendered represent approximately 59.87%, 94.25 % and 22.56 % of the outstanding principal amount of the 2012 Notes, 2014 Notes and 2016 Notes, respectively.
Charter accepted for payment all of the 2012 Notes, 2014 Notes and 2016 Notes that were validly tendered and not withdrawn by the Expiration Date. Charter paid:
-	$1,019.40 for each $1,000 principal amount of the 2012 Notes tendered before January 25, 2011 (the “Early Tender Date”), which includes a consent fee of $25.00 per $1,000 principal amount of notes;
-	$1,068.35 for each $1,000 principal amount of the 2014 Notes tendered before the Early Tender Date, which includes a consent fee of $25.00 per $1,000 principal amount of notes;
-	$1,155.00 for each $1,000 principal amount of the 2016 Notes tendered before the Early Tender Date, which includes an early tender premium of $25.00 per $1,000 principal amount of notes and

-	$1,130.00 for each $1,000 principal amount of the 2016 Notes tendered after the Early Tender Date.
Holders may obtain copies of the Offer to Purchase from the Information Agent for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect) and (866) 389-1500 (toll free).
Additionally, on February 14, 2012, Charter announced its intention to redeem (the “Redemption”) the remaining outstanding principal amount of Charter Operating’s 2014 Notes of approximately $18 million, as permitted by the terms of the indenture governing the 2014 Notes. Charter intends to consummate the Redemption on March 15, 2012 (the “Redemption Date”). Under the terms of the Redemption, outstanding 2014 Notes will be redeemed at 105.438% of the principal amount thereof, which amount is equal to $1,054.38 per $1,000 principal amount, plus accrued and unpaid interest up to the Redemption Date.
Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and UBS Securities LLC served as the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group at (800) 820-1653 (toll free) or (212) 325-5912 (collect); Citigroup Global Markets Inc., Liability Management Group at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or UBS Securities LLC at (888) 719-4210 (toll free) or 203-719-4210 (collect).
This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes.

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Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

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our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

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the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

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the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.